Ex 99.1

Silverleaf Resorts, Inc. Announces Plans to Expand Colorado Presence

New Development is Second Property in the Winter Park Area

DALLAS — (BUSINESS WIRE) — November 5, 2007 -- Silverleaf Resorts, Inc. (Nasdaq: SVLF) today announced that it has purchased 15.3 acres of undeveloped land in Grand County, Colorado for $4.6 million with plans to develop up to 136 vacation interval units on the property.  The acquired land is located only two miles from Silverleaf’s initial acquisition in Colorado, the 64-room Pinnacle Lodge hotel in Fraser, Colorado, a ten minute drive from the popular Winter Park and Mary Jane ski areas, which are owned by Intrawest ULC, a leader in the operation of ski resorts in North America.

The acquisition is a part of Silverleaf’s strategy of developing quality accommodations at affordable prices in attractive vacation destinations. When developed this future resort will further diversify Silverleaf’s product offering and is expected to be well received by existing Silverleaf timeshare owners looking to upgrade, as well as new customers wanting to vacation in this popular area.

“With the success of our Pinnacle Lodge hotel and the increasing popularity of Winter Park as a year-round vacation destination, we are pleased that we will be able to provide an expanded future presence in the Winter Park area for our members,” said Sharon K. Brayfield, President of Silverleaf.  “With world-class skiing in the winter and plenty of outdoor activities such as golf, hiking and fishing in the summer, we are confident that our members will be able to take full advantage of the Winter Park properties throughout the entire year.”

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259